Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Forestar Real Estate Group 2007 Stock Incentive Plan of our report dated August 9, 2007, with respect to the combined and consolidated financial statements and schedule of Forestar Real Estate Group LLC as of December 30, 2006 and December 31, 2005 and for each of the three years in the period ended December 30, 2006 included in Amendment No. 5 to its Registration Statement on Form 10 (File No. 001-33662), as filed with the Securities and Exchange Commission on December 10, 2007.

/s/ Ernst & Young LLP

Austin, Texas

December 28, 2007